Filed Pursuant to Rule 433
Registration No. 333-146594
October 10, 2007
PRICING TERM SHEETS

5.950% Notes due 2017
Issuer:	V.F. Corporation
Security:	5.950% Notes due 2017
Size:	$250,000,000
Maturity Date:	November 1, 2017
Coupon:	5.950%
Interest Payment Dates:	May 1 and November 1, commencing May 1, 2008
Price to Public:	99.831%
Benchmark Treasury:	4.750% due August 15, 2017
Benchmark Treasury Yield:	4.642%
Spread to Benchmark Treasury:	+133 bps
Yield:	5.972%
Make-Whole Call:	T+20 bps
Trade Date:	October 10, 2007
Expected Settlement Date:	October 15, 2007
Denominations:	$2,000 and integral multiples of $1,000 in excess thereof
CUSIP:	918204 AS7
Anticipated Ratings:	A3 by Moody’s Investors Service, Inc. A- by Standard & Poor’s Ratings Services
Joint Book-Running Managers:	Banc of America Securities LLC Citigroup Global Markets Inc.

6.450% Notes due 2037
Issuer:	V.F. Corporation
Security:	6.450% Notes due 2037
Size:	$350,000,000
Maturity Date:	November 1, 2037
Coupon:	6.450%
Interest Payment Dates:	May 1 and November 1, commencing May 1, 2008
Price to Public:	99.391%
Benchmark Treasury:	4.750% due February 15, 2037
Benchmark Treasury Yield:	4.866%
Spread to Benchmark Treasury:	+163 bps
Yield:	6.496%
Make-Whole Call:	T+25 bps
Trade Date:	October 10, 2007
Expected Settlement Date:	October 15, 2007
Denominations:	$2,000 and integral multiples of $1,000 in excess thereof
CUSIP:	918204 AT5
Anticipated Ratings:	A3 by Moody’s Investors Service, Inc. A- by Standard & Poor’s Ratings Services
Joint Book-Running Managers:	Banc of America Securities LLC Citigroup Global Markets Inc.

Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.
The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.
You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Citigroup Global Markets Inc. toll free at 1-877-858-5407 or Banc of America Securities LLC toll free at 1-800-294-1322 or e-mailing a request to dg.prospectus_distribution@bofasecurities.com.